American International Group, Inc. and Subsidiaries
Consent of Independent Registered Public Accounting Firm
Exhibit 23

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S-3 (No. 2-45346, No. 2-75875, No. 2-78291, No. 2-91945, No. 33-18073, No. 33-57250, No. 333-48639, No. 333-58095, No. 333-70069, No. 333-83813, No. 333-31346, No. 333-39976, No. 333-45828, No. 333-50198, No. 333-52938, No. 333-68640, No. 333-74187, No. 333-101640, No. 333-101967, No. 333-108466, No. 333-111737, No. 333-115911, No. 333-106040, No. 333-132561, No. 333-143992 and No. 333-148148) of American International Group, Inc. of our report dated February 28, 2008, relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
New York, New York
February 28, 2008
AIG 2007 Form 10-K         221